Exhibit 5.2

[Letterhead of King & Spalding LLP]

February 6, 2004

Lockheed Martin Corporation 6801 Rockledge Drive Bethesda, Maryland 20817

Ladies and Gentlemen:

We have acted as counsel to Lockheed Martin Corporation, a Maryland corporation (the “Corporation”), in connection with the preparation of a registration statement on Form S-4 and a post-effective amendment to a registration statement on Form S-4 (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed exchange of up to $200,000,000 aggregate principal amount of The Titan Corporation’s (“Titan”) 8% Senior Subordinated Notes due 2011 (the “New Notes”) for a like principal amount of Titan’s issued and outstanding 8% Senior Subordinated Notes due 2011 (the “Old Notes” and, together with the New Notes, the “Notes”), and the proposed consent solicitation (the “Consent Solicitation”), which contemplates the grant by the Corporation of a full and unconditional guarantee (the “Guarantee”) of the Corporation of the due and punctual payment of the principal of, premium, if any, and interest in respect of the Notes. The Notes are or will be issued pursuant to an Indenture dated as of May 15, 2003 (the “Original Indenture”), between Titan, certain subsidiaries of Titan that are guarantors thereunder (the “Subsidiary Guarantors”) and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as proposed to be amended by a Supplemental Indenture among Titan, the Trustee, the Subsidiary Guarantors, LMC LLC One, LLC, a Delaware limited liability company and wholly owned subsidiary of the Corporation, and the Corporation (the “Supplemental Indenture”), the form of which is included as an exhibit to the Registration Statements. The Original Indenture as amended by the Supplemental Indenture is referred to in this letter as the “Indenture.” The Consent Solicitation is a condition to the consummation of the proposed merger (the “Merger”) of the Corporation with Titan contemplated by the Agreement and Plan of Merger dated as of September 15, 2003, by and among the Corporation, LMC Sub One, Inc. (“LMC Sub One”) and Titan and as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of February 6, 2004 among the Corporation, LMC Sub One, LMC LLC One, LLC and Titan (the “Merger Agreement”). The Guarantee will be issued only if (i) Titan receives consents from holders of the requisite amount of outstanding principal amount of the Notes to adopt the amendments to the Indenture contained in the Supplemental Indenture and (ii) the Merger is effected.

In so acting, we have reviewed the Original Indenture and the Supplemental Indenture. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

For purposes of the opinion expressed below, we have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture have been duly authorized by all requisite action by the Trustee, Titan and the Subsidiary Guarantors, and that the Indenture has been duly executed and delivered by, and is a valid and binding agreement of, the Trustee, Titan and the Subsidiary Guarantors, enforceable against the Trustee, Titan and the Subsidiary Guarantors in accordance with its terms. We also have assumed that (i) at the time of the execution of the Supplemental Indenture, the holders of the requisite amount of outstanding principal amount of the Notes shall have consented to the amendments to the Original Indenture contemplated thereby and shall not have withdrawn their consents, and (ii) the Merger is effected in accordance with the terms of the Merger Agreement.

Lockheed Martin Corporation

February 6, 2004

This opinion is limited in all respects to the federal laws of the United States of America, and the laws of the State of New York and the State of Maryland, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(1)	The execution and delivery of the Supplemental Indenture has been duly authorized by the Corporation, and, when executed and delivered by the Corporation will constitute a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, subject as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(2)	The issuance, execution and delivery of the Guarantee has been duly authorized by the Corporation, and, when executed and delivered by the Corporation will constitute the valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, subject as to enforcement of remedies to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion may not be relied upon by any person or entity (other than the addressee hereof) for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to us under the heading “Legal Matters” in the prospectus that is included in the Registration Statements.

Very truly yours,

/s/ KING & SPALDING LLP